EXHIBIT 10.53

SIGN-ON BONUS AGREEMENT

I, Ryan McInerney, understand that Visa, as part of its offer of employment, will provide me with a one-time cash sign-on bonus of $1,015,625.00, less applicable taxes, payable as soon as practicable after my start date.
In consideration of this payment, I understand that I must be employed on the payment date to receive the sign-on bonus and I hereby agree that in the event I voluntarily terminate my employment or am terminated involuntarily for Cause (as defined in the Visa Inc. Executive Severance Plan) within one year of my date of hire, I will reimburse Visa according to the following formula:
(12 minus the # of months worked) x (sign-on bonus divided by 12) = amount of reimbursement to Visa.
I further authorize Visa to deduct this amount from my salary payments or other moneys due me prior to or at the date of termination, and agree to provide any additional authorization as may be required under applicable law to effectuate this deduction. Should these salary payments or other moneys be insufficient to reimburse Visa fully, I agree to pay the difference within fifteen (15) calendar days of my final day of employment with Visa.

/s/ Ryan McInerney May 22, 2013
Ryan McInerney                 Date